Exhibit 99

Policy Regarding Board Independence

As of the first day of its fiscal year following the adoption of this policy and thereafter, the Board of Directors of Fonix Corporation (the “Corporation”) shall consist entirely of Independent Directors (as defined herein), except in the following rare and extraordinary circumstances:

1.  If and when a third party has elected to exercise a legal right to nominate a director of the Corporation pursuant to one or more contracts between such third party and the Corporation, in which case the Board shall provide a written statement in the Corporation’s next proxy materials discussing the nature of such legal or contractual right to nominate one or more members of the Corporation’s Board of Directors.

2.  If and when a creditor or investor conditions an investment of capital in or loan of capital to the Corporation, in which case the Board shall provide a written statement in the Corporation’s next proxy materials discussing the nature of the capital raised in such transaction and the Corporation’s compliance with the condition requiring appointment of one or more non-Independent Directors to the Corporation’s Board of Directors.

3.  If, in the Board’s judgment, one or more non-Independent Directors’ long-time experience with the Corporation and/or his or her business background and expertise are sufficiently valuable additions to the Board to be in the best interest of the Corporation in rare and exceptional circumstances, in which case the Board shall provide a written statement in the Corporation’s next proxy materials discussing the Board’s determination regarding the value of such background and expertise to the Corporation.

4.  If inclusion of one or more non-Independent Directors on the Corporation’s Board of Directors is required to comply with any law, rule, regulation, judicial or administrative process, or in accordance with applicable court order or professional standard, in which case the Board shall provide a written statement in the Corporation’s next proxy materials discussing the nature of such law, rule, regulation, judicial or administrative process, court order or professional standard and the Corporation’s compliance therewith.

5.  If the Board concludes that the best interests of shareholders would be otherwise better served, and the Board provides a written statement in the Corporation’s next proxy materials discussing the nature of the Corporation’s relationship with the non-Independent Director and the reason that the Board has determined that appointment of such non-Independent Director is in the best interests of shareholders.

For purposes of this Board Policy, an Independent Director shall be any member of the Board of Directors of the Corporation who is not then serving as a member of the executive management or as an employee of the Corporation.